SEVERANCE AGREEMENT


     THIS SEVERANCE AGREEMENT ("Agreement") is made as of the 1st day of July, 1999, between Tandycrafts, Inc., a Delaware corporation (the "Company"), and {Name} (the "Executive") (all of whom are collectively referred to as the "parties).

     WHEREAS, the Executive is currently serving as the Company's {Title};

     WHEREAS, the Executive possesses an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and plans for the future and has acquired contacts of considerable value to the Company;

     WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the growth and success of the Company has been substantial and wishes to offer an inducement to the Executive to remain in the employ of the Company;

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties agree as follows:

     1. Term. The term of this Agreement (the "Term") shall continue until the earlier of (i) the expiration of the second anniversary of this Agreement,
(ii) the Executive's death, or (iii) the Executive's earlier voluntary retirement; provided, however, that, commencing on July 1, 2001 and on each subsequent anniversary date of this Agreement or any extension, this Agreement and the Term shall automatically be extended for an additional year unless, not later than 90 calendar days prior to such date, the Company shall have given written notice to the Executive that it does not wish to have the Term Extended.

     2.   Definitions.

     (a) Cause. For "Cause" shall mean that, during the Term, the Executive shall have:

           (i) committed an intentional material act of fraud or embezzlement in connection with his duties or in the course of his employment with the Company;
          (ii) committed an intentional wrongful material damage to property of the Company;
         (iii) committed an intentional wrongful disclosure of material secret processes or material confidential information of the Company;
          (iv) committed a felony criminal offense; or
           (v) committed an intentional material breach of this Agreement, intentionally failed to substantially perform his duties or intentionally and repeatedly refused or failed to follow the lawful and reasonable directives of the Board, in each case after 30 days written notice and failure to cure.
          (vi) For the purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed "intentional" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

     (b) Code. The "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (c) Severance Compensation. The "Severance Compensation" shall be a lump sum amount equal to 100% of the sum of (A) the average of the annual salary of the Executive for the last two years based upon the dollar amount of the annual salary then in effect and for the fiscal year preceding the year in which the Termination Date occurs, plus (B) the average of the annual bonus or incentive compensation of the Executive for the last two completed years, based upon the dollar amount of bonus or incentive compensation that the Executive received from the Company for the two fiscal years preceding the year in which the Termination Date occurs.

     (d) Termination Date. The "Termination Date" shall be the date upon which the Company terminates the employment of the Executive.

3.   Rights of Executive Upon Termination.

     (a) The Company shall provide the Executive, within thirty days following the Termination Date, Severance Compensation in lieu of compensation to the Executive for periods subsequent to the Termination Date, if, the Company terminates the Executive's employment during the Term, other than for any of the following reasons;

          (1)  the Executive dies;
          (2) the Executive becomes permanently disabled and is unable to work for a period of 180 consecutive days; or
          (3)  for Cause.

     (b) Notwithstanding the above section or any other provision of this Agreement, in no event shall the Company pay or be obligated to pay the Executive an amount which would be an Excess Parachute Payment. For purposes of this Agreement, the term "Excess Parachute Payment" shall mean any payment or any portion thereof which would be an "excess parachute payment" within the meaning of Section 280G of the Code, and would result in the imposition of an excise tax under Section 4999 of the Code, in the opinion of tax counsel selected by the Company's independent accountants and acceptable to the Executive. If it is established pursuant to a final determination of a court or an Internal Revenue Service administrative appeals proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, a payment (or portion thereof) made is an Excess Parachute Payment, then, except as hereafter provided, the Executive shall have an obligation to repay the Company upon demand an amount equal to the minimum amount (but without interest) necessary to insure that no payments made or to be made by the Company pursuant to this Agreement is an Excess Parachute Payment; provided, however, that if, in the opinion of tax counsel selected by the Company's independent accountants and acceptable to the Executive, such repayment will not ensure that no Excess Parachute Payment would be made hereunder, then (l) no such repayment obligation will exist and (2) the Company shall pay to the Executive an additional amount in cash equal to the amount necessary to cause the amount of the aggregate after-tax cash compensation and benefits otherwise receivable by the Executive to be equal to the aggregate after-tax cash compensation and benefits he would have received as if Sections 280G and 4999 of the Code had not been enacted.

     (c) Upon written notice given by the Executive to the Company prior to the receipt of Severance Compensation, the Executive, at his sole option, may elect to have all or any part of any such amount paid to him, without interest, on an installment basis selected by him.

     (d) Except as provided in Section 12, the payment of Severance Compensation by the Company to the Executive shall not affect any other rights and benefits of the Executive provided by the Company, whether currently or in the future, prior to the Termination Date, which rights shall be governed by the terms thereof. The Company shall provide to the Executive for twelve months after the Termination Date health care benefits substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date. Such health care benefits as provided by the Company, however, shall be reduced to the extent comparable benefits are actually received by the Executive during the Term as a result of employment other than with the Company.

     (e) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company shall pay interest on the amount thereof on demand at an annualized rate of interest equal to 120% of the then applicable Federal rate determined under Section 1274(d) of the Code, compounded semi-annually (but in no event shall such interest exceed the highest lawful rate).

     (f) (1) Notwithstanding any other provision of this Agreement, no Severance Compensation is due and owing under this Agreement unless and until such time that the Executive executes a signed, written release, in a form reasonably acceptable to the Company, releasing any and all employment related claims the Executive may have against the Company, with the exception of the following: claims for unreimbursed expenses incurred and submitted in accordance with customary Company policies, claims for indemnification in accordance with the Company's articles and bylaws and claims which may not be released under applicable law.

          (2) The Executive agrees that in consideration of the Company's obligations to pay Severance Compensation during the Term and during the period ending one year after the Termination Date (the "Non-Compete Period"), he shall not:

               (x) compete with any business that is conducted by the Company or any of its subsidiaries at any time during the Non-Compete Period. For purposes of this Agreement, the term "compete" shall include engaging in any activity on behalf of himself or as a more than 1% equity holder, an officer, a director, an employee, a partner, a member, a manager, an agent, a consultant, a sole proprietor, or any other individual or representative capacity within the territory in which the Company or any of its subsidiaries is doing business during the Non-Compete Period;

               (y) on behalf of himself or any other person or entity solicit for employment any employee of Company or its subsidiaries who was such at any time during the Non-Compete Period or cause any such employee to terminate his employment by the Company or its subsidiaries during such Period; or

               (z) solicit or intentionally cause any supplier or customer of the Company or its subsidiaries who was such at any time during the Non-Compete Period to cease doing business with or decrease the amount of business done with the Company or its subsidiaries.

     In the event restrictions contained in this Section 3(f)(2) shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographic area or by reason of being too extensive in any other respect, such restrictions shall be interpreted to extend only over the maximum period of time for which they may be enforceable, and over the maximum geographic area as to which they may be enforceable and to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

     4. No Mitigation Required. In the event that this Agreement or the employment of the Executive hereunder is terminated, the Executive shall not be obligated to mitigate his damages nor the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and except for the termination of benefits pursuant to Section 3(d), the acceptance of employment elsewhere after termination shall in no way reduce the amount of Severance Compensation payable hereunder.

     5.   Successors: Binding Agreement.

     (a) The Company will require any successor and any corporation or other legal person which is in control of such successor (as "control" is defined in Regulation 230.405 or any successor rule or regulation promulgated under the Securities Act of 1933, as amended) to all or substantially all of the business and/or assets of the Company (by purchase, merger, consolidation or otherwise), by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Notwithstanding the foregoing, any such assumption shall not, in any way, affect or limit the liability of the Company under the terms of this Agreement or release the Company from any obligation hereunder. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or all or substantially all of its assets which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     6. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or received after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

  If to the Executive:        {Name}
                              {Address}

  If to the Company:          Chief Executive Officer
                              Tandycrafts, Inc.
                              1400 Everman Parkway
                              Fort Worth, Texas 76140

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of chance of address shall be effective only upon receipt.

     7. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein with respect to the subject matter of this Agreement have been made be either party which are not set forth expressly in this agreement. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

     8. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     10. Employment Rights. Nothing implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company. The Executive's employment with the Company remains terminable at will. Notwithstanding any other provision hereof to the contrary, the Executive may, at any time during the Term, upon the giving of 30 days prior written notice, terminate his employment hereunder.

     11. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling; provided, however, that no withholding pursuant to Section 4999 of the Code shall be made unless, in the opinion of tax counsel selected by the Company's independent accountants and acceptable to the Executive, such withholding relates to payments which result in the imposition of an excise tax pursuant to Section 4999 of the Code.

     12. Special Termination Agreement. Any amounts payable to Executive hereunder shall reduce or be reduced dollar for dollar by any amounts paid or payable to Executive under the Special Termination Agreement made as of July 1, 1999 between Executive and the Company.

     13. Rights and Remedies Cumulative. Subject to the provisions of Section 3(f) and Section 12, no right or remedy conferred upon or reserved to the Executive is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy under this Agreement, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.


     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

                              TANDYCRAFTS, INC.:



                              By:  _______________________________________
                              Its: Chief Executive Officer






                              EXECUTIVE:



                              By:  _______________________________________
                                   {Name}